ProFunds
                        7900 Wisconsin Avenue, Suite 300
                            Bethesda, Maryland 20814

                               SERVICES AGREEMENT


[Name]
[Address]
[City, State, Zip]

Ladies and Gentlemen:

         ProFunds ("Trust") is an open-end management investment company organized as a Delaware business trust and registered with the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended ("1940 Act"). On behalf of each of the ProFunds VP series of the Trust identified in Schedule A ("Funds"), the Trustees of the Trust have adopted a Distribution Plan ("Plan") that, among other things, authorizes the Trust to enter into this Agreement with you ("Authorized Firm") concerning the provision of the services ("Services") set forth in Section 2 to your contract owners or other permissible purchasers ("Customers") who may from time to time be investors, or prospective investors, in the Funds. The terms and conditions of this Agreement are as follows:

1.       REFERENCE TO PROSPECTUS; DETERMINATION OF NET ASSET VALUE.

1.1 Reference is made to the prospectus for each Fund as from time to time are effective under the Securities Act of 1933 (the "1933 Act"). Terms defined therein and not otherwise defined herein are used herein with the meaning so defined.

1.2 For purposes of determining the fees payable to you under Section 3, the average daily net asset value of a Fund's shares will be computed in the manner specified in the Trust's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of such Fund's shares for purposes of purchases and redemptions.

2.       SERVICES AS AUTHORIZED FIRM.

2.1 Authorized Firm is hereby authorized and may from time to time undertake to perform the following non-exclusive list of Services: the printing and mailing of Fund prospectuses, statements of additional information, any supplements thereto and shareholder reports for prospective investors; the development, preparation, printing and mailing of advertisements, sales literature and other promotional materials describing and/or relating to the Funds; holding seminars and sales meetings designed to promote the distribution of the Funds' shares; obtaining information and providing explanations to wholesale and retail distributors of contracts regarding the investment objectives and policies and other information about the Funds, including the performance of the Funds; training sales personnel regarding the Funds; and financing any other activity that is primarily intended to result in the sale of shares of the Funds. Overhead and other expenses of Authorized Firm related to the provision of Services, including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

2.2 In addition, Authorized Firm may receive compensation pursuant to this Agreement for making the Funds available to its Customers as funding vehicles for their variable insurance contracts, or compensation for services performed and expenses incurred by Authorized Firm or its affiliates in connection with the sale of shares of the Funds.

2.3 Authorized Firm will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in Authorized Firm's business, or any personnel employed by Authorized Firm) as may be reasonably necessary or beneficial in order to provide such Services.

2.4 The procedures relating to the handling of orders shall be subject to instructions which the Trust shall forward from time to time to Authorized Firm. All orders for a Fund's shares are subject to acceptance or rejection by the Trust in its sole discretion, and the Trust may, in its discretion and without notice, suspend or withdraw the sale of a Fund's shares, including the sale of such shares to Authorized Firm for the account of any Customer or Customers, unless otherwise agreed to by the parties to this Agreement.

2.5 In no transaction shall Authorized Firm act as dealer for its own account; Authorized Firm shall act solely for, upon the specific or pre-authorized instructions of, and for the account of, its Customers. For all purposes of this Agreement, Authorized Firm will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or any dealer of the shares in any matter or in any respect. No person is authorized to make any representations concerning the Trust or a Fund's shares except those representations contained in the Fund's then-current prospectus and statement of additional information and in such printed information as the Trust may subsequently prepare, unless otherwise agreed to by the parties to this Agreement.

2.6 Authorized Firm and its employees will, upon request, be available during normal business hours to consult with the Trust or its designees concerning the performance of Authorized Firm's responsibilities under this Agreement. Authorized Firm will provide to the Trust's Board of Trustees (or assist in the provision of), and the Trust's Trustees will review at least quarterly, a written report of the amounts so expended.

         In addition, Authorized Firm will furnish to the Trust or its designees such information as the Trust or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of Services as described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid, reimbursed, payable, or reimbursable pursuant hereto, the Services provided hereunder and related expenses, and any other reports or filings that may be required by law.

3.       FEES.

3.1 In consideration of the costs and expenses of furnishing the Services and facilities provided by Authorized Firm hereunder, and subject to the limitations of applicable law and regulations, Authorized Firm will be reimbursed and/or compensated (as applicable) quarterly at an annual rate of up to, but not more than, 0.25% of the average daily net assets of a Fund attributable to the Fund's shares which are attributable to or held in the name of Authorized Firm for its Customers. The fee will not be paid to Authorized Firm with respect to shares of a Fund that are redeemed or repurchased by the Trust within seven business days of receipt of confirmation of such sale.

3.2 The fee rate with respect to any Fund or Funds may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to Authorized Firm.

4.       REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

4.1 By written acceptance of this Agreement, Authorized Firm represents, warrants, and agrees that, to the extent required by law: (i) Authorized Firm will provide to Customers a schedule of the services it will perform pursuant to this Agreement and a schedule of any fees that Authorized Firm may charge directly to Customers for services it performs in connection with investments in the Trust on the Customer's behalf; and (ii) any and all compensation payable to Authorized Firm by Customers in connection with the investment of their assets in the Trust will be disclosed by Authorized Firm to Customers and will be authorized by Customers and will not result in an excessive fee to Authorized Firm.

4.2 Authorized Firm agrees to comply with all requirements applicable to it by reason of all applicable laws, including federal and state securities laws, the rules and regulations of the SEC, including, without limitation, all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, and the 1940 Act. The Trust has informed Authorized Firm of the states or other jurisdictions in which the Trust believes the shares of the Funds are qualified for sale, and Authorized Firm agrees that it will not purchase a Fund's shares on behalf of a Customer's account in any jurisdiction in which such shares are not qualified for sale. Authorized Firm further agrees that it will maintain all records required by applicable law or otherwise reasonably requested by the Trust relating to the services provided by it pursuant to the terms of this Agreement.

4.3 Authorized Firm agrees that under no circumstances shall the Trust be liable to Authorized Firm or any other person under this Agreement as a result of any action by the SEC affecting the operation or continuation of the Plan.

5.       EXCULPATION; INDEMNIFICATION.

5.1 The Trust shall not be liable to Authorized Firm and Authorized Firm shall not be liable to the Trust except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Trust or by Authorized Firm of compliance with any applicable law, rule, or regulation.

5.2 Authorized Firm will indemnify the Trust and hold it harmless from any claims or assertions relating to the lawfulness of Authorized Firm's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with Authorized Firm performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Trust shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by Authorized Firm.

6.       EFFECTIVE DATE; TERMINATION.

6.1 This Agreement will become effective with respect to each Fund on the date of its acceptance by Authorized Firm. Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund until terminated in accordance with its terms, provided that the continuance of the Plan is specifically approved at least annually in accordance with the terms of the Plan.

6.2 This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act). This Agreement may be terminated with respect to any Fund by the Trust or by Authorized Firm, without penalty, upon sixty days' prior written notice to the other party. This Agreement may also be terminated with respect to any Fund at any time without penalty by the vote of a majority of the Independent Trustees (as defined in the Plan) or a majority of the outstanding shares of a Fund on sixty days' written notice.

7.       GENERAL.

7.1 All notices and other communications to either Authorized Firm or the Trust will be duly given if mailed, telegraphed or telecopied to the appropriate address set forth on page 1 hereof, or at such other address as either party may provide in writing to the other party.

7.2 The Trust may enter into other similar agreements for the provision of Services with any other person or persons without Authorized Firm's consent.

7.3 Upon receiving the consent of the Trust, Authorized Firm may, at its expense, subcontract with any entity or person concerning the provision of the Services contemplated hereunder; provided, however, that Authorized Firm shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Authorized Firm shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own.

7.4 This Agreement supersedes any other agreement between the Trust and Authorized Firm relating to the Services and relating to any other matters discussed herein. All covenants, agreements, representations, and warranties made herein shall be deemed to have been material and relied on by each party, notwithstanding any investigation made by either party or on behalf of either party, and shall survive the execution and delivery of this Agreement. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Ohio and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

7.5 It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Amended and Restated Declaration of Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.


                                         ProFunds

                                         By:
                                              --------------------
                                         Title:
                                               -------------------

The foregoing Agreement is hereby accepted:

[Authorized Firm]


By:
      --------------------------
Title:
      --------------------------
Date:
      --------------------------

                                   Schedule A

                                                   Date:  October 18, 1999


                                    Funds
                              ProFund VP Bull
                              ProFund VP UltraBull
                              ProFund VP UltraOTC
                              ProFund VP Europe  30
                              ProFund VP UltraEurope
                              ProFund VP Small Cap
                              ProFund VP Bear
                              ProFund VP UltraBear
                              ProFund VP UltraShort OTC
                              ProFund VP UltraShort Europe
                              ProFund VP Money Market